EXHIBIT   21

Subsidiaries as of December 31, 2013

Name	Jurisdiction of Organization
Interactive Intelligence, Inc.	Indiana

Interactive Intelligence Holdings, Inc.	Indiana

Interactive Intelligence International, Inc.	Delaware

Interactive Intelligence Remote, Inc.	Indiana

Interactive Intelligence Sales and Services, Inc.	Indiana

Interactive Intelligence CaaS, Inc.	Indiana

Interactive Intelligence Marketplace, Inc.	Indiana

Interactive Intelligence Hardware, Inc.	Indiana

Interactive Intelligence Administration LLC	Indiana

Interactive Intelligence International Holdings BV	The Netherlands

Global Software Services, Inc., d/b/a Latitude Software	Florida

Interactive Intelligence S.A.R.L.	France

Interactive Intelligence Australia Pty Ltd.	Australia

Interactive Intelligence India Private Limited	India

Interactive Intelligence Pacific Pty Ltd.	New Zealand

ININ UK Limited	England

ININ Netherlands B.V.	The Netherlands

Interactive Intelligence Germany Gmbh	Germany

Innovative Interactive Korea, Inc.	Korea

Interactive Intelligence Middle East FZ LLC	Dubai

Interactive Intelligence Canada, Ltd	Canada

Interactive Intelligence Sweden AB	Sweden

Interactive Intelligence Spain, S.L.	Spain

Interactive Intelligence (South Africa) (Pty) Ltd	South Africa

BayBridge Decision Technologies, Inc.	Maryland

Interactive Intelligence Solucoes EM Communicacoes LTDA	Brazil

Interactive Intelligence Benelux BV	The Netherlands